Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Piedmont Natural Gas Company, Inc., and the effectiveness of Piedmont Natural Gas Company, Inc.’s internal control over financial reporting dated December 23, 2014, appearing in the Annual Report on Form 10-K of Piedmont Natural Gas Company, Inc. for the year ended October 31, 2014.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

March 31, 2015